Exhibit (h)(12)(i)

SCHEDULE B

VP FUNDS

Effective May 1, 2013 – April 30, 2014

Expense Limit
Fund Name
Access VP High Yield Fund	1.68%
Access VP Bear High Yield Fund*	1.68%

*	Not operational.